Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022-4731

April 29, 2009

VIA EDGAR
Mr. Jim B. Rosenberg
Senior Assistant Chief Accountant
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:          Forest Laboratories, Inc.
Form 10-K for the Fiscal Year Ended March 31, 2008
File No. 001-05438

Dear Mr. Rosenberg:

On April 16, 2009, via telephone conversation with the Staff, Forest Laboratories, Inc. (the “Company”) received two additional comments from the Staff with respect to the above referenced Annual Report on Form 10-K (the “Form 10-K”).  It is the Company’s understanding that all other comments from the Staff relating to the Form 10-K have been resolved.  The Company is in the process of preparing its response to these additional comments and anticipates filing such response with the Securities and Exchange Commission by May 15, 2009.

If you have any questions or comments, please contact Francis I. Perier, Jr., the Company’s Chief Financial Officer, at (212) 421-7850.

Sincerely,

Forest Laboratories, Inc.

By:  /s/ Herschel S. Weinstein
Herschel S. Weinstein
Vice President – General Counsel

cc:           Francis I. Perier, Jr.
Melissa Cooper